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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

T-3 ENERGY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Houston time, on Wednesday, June 1, 2005

Place	7135 Ardmore, Houston, Texas 77054

Items of Business	1. Elect one member to Class I of the Board of Directors.

2. Approve an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 50,000,000 to 25,000,000

3. Transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	April 8, 2005

Annual Report	The Annual Report for the year ended December 31, 2004, which is not a part of the proxy solicitation material, has been mailed along with this Notice and accompanying Proxy Statement.

Proxy Voting	Stockholders of record at the close of business on the Record Date may appoint proxies and vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided.

Stockholders whose shares are held by a bank, broker or other agent may appoint proxies and vote as provided by that bank, broker or other agent.

Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

MICHAEL T. MINO
Vice President and Corporate Controller

April 29, 2005

T-3 ENERGY SERVICES, INC.

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 1, 2005

      This Proxy Statement and the accompanying proxy/voting instruction card are being furnished to stockholders of record of T-3 Energy Services, Inc. (“T-3 Energy” or “Company”) by the Company’s Board of Directors in connection with its solicitation of proxies to be used at the 2005 Annual Meeting of Stockholders, scheduled to be held at 10:00 a.m. (Houston time) on Wednesday, June 1, 2005 at our principal executive offices at 7135 Ardmore, Houston, Texas 77054, or any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card contain information related to the Annual Meeting and will be mailed to stockholders on or about April 29, 2005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE ANNUAL MEETING

Q.	Why am I receiving these materials?

A.	The Board is providing these proxy materials for you in connection with the Annual Meeting of Stockholders, which is scheduled to take place on Wednesday, June 1, 2005. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the Annual Meeting and are requested to vote on the proposal described in this Proxy Statement.

Q.	What information is contained in these materials?

A.	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information. A proxy card and a return envelope are also enclosed.

Q.	What proposals will be voted on at the Annual Meeting?

A.	The two proposals scheduled to be voted on at the Annual Meeting are (1) the election of one member to Class I of the Board of Directors, and (2) the approval of an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 50,000,000 to 25,000,000.

Q.	Which of my shares may I vote?

A.	All shares owned by you as of the close of business on the Record Date, April 8, 2005, may be voted by you. On that date, there were 10,581,986 shares of common stock outstanding and entitled to vote at the Annual Meeting. The shares owned by you include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	Some stockholders of T-3 Energy hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with T-3 Energy’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by T-3 Energy. As the stockholder of record, you have the right to grant your voting proxy directly to T-3 Energy or to vote in person at the Annual Meeting. T-3 Energy has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	You should follow the directions your broker provides in order to instruct your broker how you wish to vote. If your broker does not receive appropriate instructions from you, the broker may have authority to vote your shares held in street name with respect to the proposals. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and decreases in authorized common stock. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary authority to vote the shares.

Q.	How can I vote my shares in person at the Annual Meeting?

A.	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, T-3 Energy recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. You are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting

Q.	How can I vote my shares without attending the Annual Meeting?

A.	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q.	May I change my vote or revoke my proxy?

A.	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by voting again prior to the meeting, by notifying the secretary of T-3 Energy in writing prior to the meeting, or voting at the meeting.

Q.	Who will count the vote?

A.	An inspector of election will count the vote.

Q.	What if I return my proxy card without specifying my voting choices?

A.	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	What constitutes a quorum?

A.	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of T-3 Energy’s common stock is necessary to constitute a quorum at the meeting. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and “broker non-votes” also count towards the quorum.

Q.	What vote is required to approve each item?

A.	The one nominee for Class I Director will be elected by a plurality of the votes cast at the Annual Meeting. The one nominee for election as Class I Director at the Annual Meeting who receives the greatest number of votes cast for election by the stockholders will be elected as our Class I Director. The proposal to amend the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote on the Record Date. Broker non-votes and abstentions will not affect the outcome of the election of directors. Abstentions and broker non-votes have the effect of a vote against the amendment to our Certificate of Incorporation. If you hold your shares through a broker or nominee and you do not instruct them on how to vote on these proposals, the broker or nominee may have the authority to vote your shares in a manner of his choosing.

Q.	What are T-3 Energy’s voting recommendations?

A.	The Board of Directors recommends that you vote your shares “FOR” the election of Gus D. Halas to Class I of the Board of Directors and “FOR” the amendment to our Certificate of Incorporation to decrease the number of shares of common stock that are authorized to be issued.

Q.	Where can I find the voting results of the Annual Meeting?

A.	T-3 Energy will announce preliminary voting results at the Annual Meeting and publish final results in T-3 Energy’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL ONE — ELECTION OF CLASS I DIRECTOR

      On February 18, 2005, the Board of Directors adopted a resolution fixing the number of directors constituting the Board at six until the Board shall fix the number of directors at a different number. The Board’s six directors are currently comprised of three Class II and three Class III directors. Pursuant to our Certificate of Incorporation, the Board is required to be divided into three classes of directors. Gus D. Halas, currently a Class III Director, will resign as a director at the commencement of the Annual Meeting. Mr. Halas is the nominee for the Class I Director position. If elected at the Annual Meeting, Mr. Halas will hold office until the third annual meeting of stockholders following his election.

      The persons named in the accompanying proxy have been designated by the Board of Directors, as recommended by the Nominating Committee, and unless authority is withheld, those persons intend to vote for the election of the nominee named below to the Board as a Class I Director. Although the Board does not contemplate that the nominee will become unavailable for election, if such a situation arises before the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person that the Board nominates, as recommended by the Nominating Committee, or the size of the Board may be reduced accordingly. For information regarding ownership of common stock by the nominee and the other directors see “Other Information — Security Ownership of Certain Beneficial Owners and Management.” Certain information with respect to the director nominee, each director whose term of office will continue after the Annual Meeting, and each of the executive officers, is set forth below.

	Principal Position		Director
Name	with the Company	Age	Since

Class I Director Whose Term (If Elected) Will Expire in 2008

Gus D. Halas	President, Chief Executive Officer and Chairman of the Board	54	2003

Class II Directors Whose Term Will Expire in 2006

Joseph R. Edwards	Director	32	2001

James M. Tidwell	Director	58	2001

Michael W. Press	Director	58	2004

Class III Directors Whose Term Will Expire in 2007

Stephen A. Snider	Director	57	2003

Ben A. Guill	Director	54	2001

Gus D. Halas (1)	President, Chief Executive Officer and Chairman of the Board	54	2003

(1) Since he is the nominee for Class I Director, Mr. Halas will resign as a Class III Director at the commencement of the Annual Meeting.

Nominee for Class I Director

      Gus D. Halas has served as president and chief executive officer and as a director of the Company since May 1, 2003. He was elected chairman of the board on March 8, 2004. From August 2001 to April 2003, Mr. Halas served as president and chief executive officer of Clore Automotive, Inc., a Lenexa, Kansas-based manufacturer and distributor of after-market auto parts and supplies. From January 2001 to May 2001, Mr. Halas served as president and chief executive officer of Marley Cooling Tower Company, a manufacturer of evaporative water-cooling towers for generation, industrial refrigeration and HVAC markets throughout the world. From January 1999 to August 2000, Mr. Halas served as president of Ingersoll-Dresser’s Pump Services Group, a remanufacturer and service provider of centrifugal pumps. From September 1986 to January 1999, Mr. Halas spent his career in various management roles, most recently as senior vice president, customer support services of Sulzer Industries, Inc., a manufacturer, remanufacturer and service provider of centrifugal pumps.

Approval

      The one nominee for Class I Director will be elected by a plurality of the votes cast at the Annual Meeting. The one nominee for election as Class I Director at the Annual Meeting who receives the greatest number of votes cast for election by the stockholders will be elected as our Class I Director. Broker non-votes and abstentions will not affect the outcome of the election of the Class I director. If you hold your shares through a broker or nominee and you do not instruct them on how to vote on this proposal, the broker or nominee may have the authority to vote your shares in a manner of his choosing.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEE FOR CLASS I DIRECTOR.

Other Directors

      Joseph R. Edwards has served as a director of the Company since the consummation of the merger with Industrial Holdings, Inc. on December 17, 2001. Mr. Edwards has served in various capacities at First Reserve Corporation since joining the firm in March 1998 and currently serves as a vice president in its Houston office. From July 1995 until March 1998, Mr. Edwards served as a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment-banking firm.

      James M. Tidwell has served as a director of the Company since the consummation of the merger with Industrial Holdings, Inc. on December 17, 2001. From January 2000 to the present, Mr. Tidwell has served as vice president finance and chief financial officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services. From August 1996 through June 1999, Mr. Tidwell served as executive vice president and chief financial officer of Daniel Industries, Inc., and he served as president of Daniel Measurement & Control from July 1999 until January 2000. Prior to then, Mr. Tidwell served as vice president and chief financial officer of Hydril Co. from August 1992 until July 1996. Mr. Tidwell is a director of Pioneer Drilling Company, Eott Energy Corp. and Stewart and Stevenson Services Inc.

      Michael W. Press was appointed to the Board in July 2004. Mr. Press is currently a member of the Board of Directors of ABARTA, Inc. and Petrofac Ltd., and is Chairman of the Board of Varel International and SPS International. He is also a member of the Advisory Board of Pharmadule Emtunga. Mr. Press was Chief Executive Officer of KBC Advanced Technologies Plc, an international petroleum consulting firm, from 1997 to 2001. Preceding that, he spent twenty-seven years in the energy industry in senior management and executive positions. These positions included, but were not limited to, Executive Vice President of Refining and Marketing at Amerada Hess Corporation from 1994 to 1996, Senior Vice President of Manufacturing and Supply at British Petroleum Plc from 1990 to 1994, and Senior Vice President of Crude Trading and Transportation at The Standard Oil Company from 1986 to 1988.

      Stephen A. Snider was appointed to the Board in August 2003. Mr. Snider has served as the president and chief executive officer and as a director of Universal Compression Holdings, Inc., a NYSE contract gas compression business headquartered in Houston, Texas, since 1998. Mr. Snider also serves as a director of Energen Corporation, a diversified energy company focusing on natural gas distribution and oil and gas exploration and production.

      Ben A. Guill has served as a director of the Company since December 17, 2001. Mr. Guill served as chairman of the board of the Company from the consummation of the merger with Industrial Holdings, Inc. on December 17, 2001 until December 19, 2001. Mr. Guill is the president of First Reserve Corporation, a private equity firm focusing on the energy industry, and has served in that capacity since joining that firm in October 1998. Prior to joining First Reserve Corporation, Mr. Guill spent 18 years with Simmons & Company International, a Houston-based, energy-focused investment banking firm, from March 1980 until September 1998, where he served in various capacities last serving as managing director and co-head of investment banking. Mr. Guill is a director of National Oilwell, Inc., Quanta Services, Inc. and Dresser, Inc.

Other Executive Officers

      Keith A. Klopfenstein, 38, has served as vice president of operations of the Company since his appointment to that position on September 23, 2003. Mr. Klopfenstein joined the Company in May 2003 as manager of operations. From December 2002 to April 2003, Mr. Klopfenstein served as vice president of strategic operations for Flow Products Inc., a manufacturer of pumps for the municipal, petroleum, industrial and chemical industries. From May 2001 to November 2002, he served as vice president of operations for Flow Products Inc. From October 1997 to May 2001, Mr. Klopfenstein was manufacturing manager at Tyco Valves & Controls, a manufacturer of valves and actuators for the municipal, industrial, commercial building and chemical industries. Prior to then, Mr. Klopfenstein held a variety of engineering and management positions with two subsidiaries of Keystone International, Inc.

      Michael T. Mino, 50, has served as vice president and corporate controller of the Company since August 2002. Prior to that time, he served as vice president, chief financial officer, secretary and treasurer of the Company since the consummation of the merger with Industrial Holdings, Inc. on December 17, 2001. From March 2000 until the merger, Mr. Mino served as vice president and chief financial officer of the former T-3 Energy Services, Inc., which was acquired in the merger. From July 1997 until March 2000, he served as chief financial officer, secretary and treasurer of Tulsa Industries, Inc., a manufacturer of oilfield equipment headquartered in Tulsa, Oklahoma. From July 1995 until July 1997, he served as chief financial officer of Intellicard Communications, Inc., a privately held reseller of long distance services. Prior to then, Mr. Mino was in public accounting for eighteen years with PricewaterhouseCoopers L.L.P., the last six of which he served as a partner in the firm’s Business Assurance Division.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Role of the Board

      In accordance with Delaware law, our operations are managed under the broad supervision of the Board of Directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.

Independence of Directors

      Pursuant to the corporate governance guidelines, the Board reviewed the independence of our directors during 2004. During this review, the Board considered transactions and relationships during prior years between each director or his affiliates and T-3 Energy and its subsidiaries, affiliates and investors. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. However, because of First Reserve Fund VIII, L.P.’s beneficial ownership of 86% of T-3, the Company qualifies as a “controlled company” and is exempt from NASD’s requirement to maintain a majority of independent directors.

      Independence review is an ongoing process, and the Board has affirmatively determined that Messrs. Tidwell, Snider and Press are independent of T-3 Energy and its management, with respect to the Audit Committee, under the standards set forth in the corporate governance guidelines. The Board has also determined that Mr. Snider and Mr. Tidwell are independent of T-3 Energy and its management with respect to the Compensation and Nominating Committees, respectively. Messrs. Guill and Edwards are not independent under the NASD’s listing standards; however, because of First Reserve Fund VIII, L.P.’s beneficial ownership of 86% of T-3 Energy, the Company qualifies as a “controlled company” and is exempt from the requirement to maintain independent Compensation and Nominating Committees.

Board and Committee Meeting Attendance and Compensation

      During 2004, the Board of Directors held six meetings. Each director attended 75% or more of the meetings held by the Board or meetings of Board committees of which he was a member during his tenure in 2004. The standard Board compensation for 2004 was comprised of an annual outside director fee of $15,000, an annual audit committee chairman fee of $2,000, $1,000 for attendance at Board meetings, $500 for attendance at committee meetings, and 5,000 non-statutory stock options. During 2004, outside directors, other than Michael W. Press and former directors Mark E. Baldwin and Steven W. Krablin, received an annual fee of $15,000, $1,000 for attendance at Board meetings, $500 for attendance at committee meetings, as well as reimbursement for reasonable travel expenses incurred in attending such meetings. During 2004, James M. Tidwell also received a pro-rated annual fee of $887 as the Audit Committee Chairman. Also, during 2004, Michael Press and then-directors Mark Baldwin and Steven Krablin received pro-rated annual fees of $6,653, $11,250 and $12,750, respectively, $1,000 for attendance at Board meetings and $500 for attendance at committee meetings, as well as reimbursement for reasonable travel expenses incurred in attending such meetings. Upon his resignation, Steven Krablin was paid $56,753 related to annual Board and meeting fees whose payment had been deferred since being appointed as a director in 2001. In addition, during 2004, each of the non-employee directors was awarded 5,000 stock options. Then-directors Mark Baldwin and Steven Krablin were also awarded 5,000 stock options, which expired unvested upon their resignations in August and July 2004, respectively. Options granted to non-employee directors have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, vest over a three-year period, and expire 10 years after the effective date of the grant, subject to prior termination, all pursuant to the terms of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings, we encourage them to attend and historically they have done so. All of the then-Board members attended last year’s annual stockholders meeting.

Committees of the Board of Directors

      Under delegated authority, various board functions are discharged by the standing committees of the Board of Directors. T-3 Energy’s standing committees during 2004 were the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee

      The Audit Committee held five meetings in 2004 and was comprised of Messrs. Krablin, Tidwell and Snider from January 1, 2004 through July 22, 2004. From July 22, 2004 through December 31, 2004, the committee was comprised of Messrs. Tidwell, Snider and Press. Under the NASD’s listing standards, all of the foregoing members of the committee were independent. Upon the resignation of Mr. Krablin in July 2004, James Tidwell was appointed Chairman of the Audit Committee. The Board of Directors has determined that Mr. Tidwell is an audit committee financial expert under the Securities and Exchange Commission (“SEC”) rules and independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is composed of three directors, independent and otherwise qualified as required by The Nasdaq Stock Market and the SEC, and operates under a written charter which was updated and approved by the Board of Directors in April 2004 and is reviewed at least annually by the committee.

      Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted auditing standards and issuing a report thereon. The committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting, reporting practices, and reliability of the financial reports of the Company. The functions of the committee are focused primarily on four areas:

•	The quality and integrity of the Company’s financial statements;

•	The scope and adequacy of the Company’s internal controls and financial reporting processes;

•	The independence and performance of the Company’s independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company.

      The principal functions of the committee include:

•	The selection of the independent registered public accounting firm, and approving the scope, timing and fees of the annual audit as well as any non-audit services to be provided by the independent registered public accounting firm;

•	Meeting with management and with the independent registered public accounting firm to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company’s financial and accounting personnel and resources;

•	Meeting with management and the independent registered public accounting firm to review the Company’s internal controls, including computerized information systems controls and security;

•	Reviewing the Company’s financial statements and earnings releases prior to filing;

•	Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements;

•	Meeting with management to review compliance policies and programs, including the Company’s conflict of interest and ethical conduct policy; and

•	Conferring independently with the independent registered public accounting firm in carrying out these functions.

      To be in a position to accept the Company’s 2004 consolidated financial statements, the committee took a number of steps:

•	The committee approved the scope of the Company’s independent audit;

•	The committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•	The committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and received management’s representation that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	The committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, estimates and financial statements and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States; and

•	The committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the registered public accounting firm’s independence.

      Based upon the above reviews and discussions with management and Ernst & Young LLP, and the committee’s review of the representations of management and the report of Ernst & Young LLP to the committee, the committee has approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

AUDIT COMMITTEE,
James M. Tidwell, Chairman
Stephen A. Snider
Michael W. Press

The Compensation Committee

      The Compensation Committee of the Board of Directors sets the compensation for executive personnel of the Company and administers the Company’s stock option and other compensation plans. The committee is currently comprised of Ben A. Guill, Joseph R. Edwards and Stephen A. Snider. Mark E. Baldwin also served as a member of the committee until his resignation in August 2004. Under the NASD’s listing standards, Mr. Snider is independent. Messrs. Guill and Edwards are not independent, and prior to his resignation, Mr. Baldwin was not independent, under the NASD’s listing standards; however, because of First Reserve Fund VIII, L.P.’s beneficial ownership of 86% of T-3 Energy, the Company qualifies as a “controlled company” and is exempt from the requirement to maintain an independent compensation committee. The committee held one meeting in 2004.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      No non-executive director has served as an officer or employee of the Company, and there are no compensation committee interlocks with our executive officers.

Compensation Committee Report on Executive Compensation

      Compensation for the executive officers for 2004 was determined based on the contractual terms of the officers’ employment agreements and bonus plans approved by T-3 Energy’s Board of Directors. Bonus compensation is determined based upon achievement of certain specified company earnings targets.

      For future periods, under the supervision of the committee, T-3 Energy will develop and implement compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of T-3 Energy’s senior executives with those of its stockholders. The committee has adopted the following objectives as guidelines for making its compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key executives,

•	Integrate all compensation programs with the Company’s annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives, and

•	Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of stockholders.

      Executive base compensation for senior executives is intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the board of directors regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the committee periodically, though not necessarily annually, reviews the salary levels of a sampling of companies that are regarded by the committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the committee does not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, the review provides a useful gauge in administering the Company’s base compensation policy. In general, however, the committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels.

      The compensation program for our chief executive officer, Gus D. Halas, was established pursuant to his May 2003 employment agreement, which provides for a fixed annual base salary of $350,000. Mr. Halas is also eligible to participate in the Company’s bonus plan. In 2004, Mr. Halas’s bonus was $275,000, of which $61,250 was defined based upon achievement of certain specified company earnings targets and $213,750 was approved at the discretion of the Compensation Committee. Mr. Halas also received a grant of 50,000 options for our common stock during 2004.

      The T-3 Energy Services 2002 Stock Incentive Plan is intended to provide key employees (including executive officers) of the Company and its subsidiaries, with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company’s welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the T-3 Energy Services 2002 Stock Incentive Plan provides a significant non-cash form of compensation that is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel.

      The committee is authorized to make incentive equity awards under the incentive plan to key employees, including officers (whether or not they are also directors), of the Company and its subsidiaries. Although the incentive awards are not based on any one criterion, the committee will direct particular attention to management’s ability to implement the Company’s growth strategy. In making incentive awards, the committee will also consider margin improvements achieved through management’s realization of operational efficiencies.

COMPENSATION COMMITTEE
Stephen A. Snider, Chairman
Ben A. Guill
Joseph R. Edwards

The Nominating Committee

      The Nominating Committee of the Board of Directors is charged with evaluating and recommending candidates for election as directors, making recommendations concerning the size and composition of the Board of Directors and assessing the effectiveness of the Board of Directors. The committee operates under a written charter, which was attached as Appendix B to the Proxy Statement for the 2004 Annual Meeting of Stockholders. The committee is currently comprised of Ben A. Guill, Joseph R. Edwards and James M. Tidwell, with Mr. Tidwell serving as chairman. Mark E. Baldwin also served as a member of the committee until his resignation in August 2004. Under the NASD’s listing standards, Mr. Tidwell is independent. Messrs. Guill and Edwards are not independent, and prior to his resignation, Mr. Baldwin was not independent, under the NASD’s listing standards; however, because of First Reserve Fund VIII, L.P.’s beneficial ownership of 86% of T-3, the Company qualifies as a “controlled company” and is exempt from the requirement to maintain an independent nominating committee. The committee held one meeting in 2004.

      In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the committee will consider whether the candidate possesses high professional ethics and values, relevant management and/or operational experience, and a commitment to enhancing stockholder value. The committee regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the committee from current Board members, stockholders, professional search firms, officers or other persons. The committee will review all candidates in the same manner regardless of the source of the recommendation.

      Our Bylaws provide that nominations for the election of directors may be made by any stockholder who is a stockholder of record at the time of giving of notice described below; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Stockholder Proposals” in this Proxy Statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on T-3 Energy’s books, of such stockholder and (ii) the class and number of shares of T-3 Energy that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of T-3 Energy that are beneficially owned by such person.

Communicating with the Board of Directors

      Stockholders wishing to communicate with one or more directors or the Board as a whole may do so in writing addressed to the director(s) or the Board and sent to the Corporate Secretary, T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054.

      In addition, stockholders may communicate with directors by calling a hotline or via the Internet. Information concerning the hotline and website are available on the Company’s website at www.t3energyservices.com/corporategovernance.shtml. All reports are sent directly to the Audit Committee Chairman, Mr. Tidwell, who is responsible for informing the other members of the Board of relevant issues.

Code of Ethics

      We have adopted a Senior Executive Ethics Policy that applies to our president and chief executive officer, corporate controller, vice president of operations, director of human resources, vice presidents, and general managers of operating units. The Senior Executive Ethics Policy is available in the Investor Relations section of our website at www.t3energyservices.com. We intend to post amendments to or waivers of the Senior Executive Ethics Policy (to the extent applicable to our chief executive officer or corporate controller) at this location on our website.

PROPOSAL TWO — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

      At the Annual Meeting, stockholders will be asked to consider and approve a proposal to amend our Certificate of Incorporation to decrease the number of authorized shares of common stock from 50,000,000 to 25,000,000. The Board of Directors has determined that it is in the best interest of the Company and its stockholders to decrease the number of shares of authorized common stock by 25,000,000 in order to reduce franchise tax exposure in the state of Delaware, our jurisdiction of incorporation. The decrease to the authorized number of shares of common stock will not have any impact on the currently issued and outstanding shares of our common stock, and will not affect the rights and restrictions of any issued and outstanding shares of our common stock or any unissued shares, other than to reduce the number of unissued shares available for issue. If the amendment is authorized, the introductory paragraph of Article V of the Company’s Certificate of Incorporation would be amended as follows:

      “The Corporation shall have the authority to issue an aggregate of 50,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 25,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).”

      If approved by the Company’s stockholders, the decrease to the number of authorized shares of common stock will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board intends to file the Certificate of Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.

No Appraisal Rights

      Under Delaware law, the Company’s stockholders are not entitled to appraisal rights with respect to the decrease to the number of authorized shares of common stock.

Approval

      The adoption of the proposal to amend the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote on the Record Date. Abstentions and broker non-votes have the effect of a vote against the amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

      The table below sets forth certain information regarding the beneficial ownership of common stock at April 8, 2005, by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Name of	Number of Shares	Percentage of
Beneficial Owner	Beneficially Owned(1)	Class

First Reserve Fund VIII, L.P. (2)
One Lafayette Place
Greenwich, CT 06830	9,400,983	86.1%

Directors and Executive Officers:
Gus D. Halas (3)	90,334	*
Steven J. Brading (4)	1,400	*
Michael T. Mino (5)	52,727	*
Keith A. Klopfenstein (6)	6,667	*
Joseph R. Edwards (7) (8)	10,000	*
Ben A. Guill (7) (8)	10,000	*
James M. Tidwell (7)	11,000	*
Stephen A. Snider (9)	2,667	*
Michael W. Press	—	*
All directors and executive officers
as a group (9 persons) (1) and (3) — (9)	9,585,778	86.4%

*Less than 1%

(1)	Subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed, except as otherwise specified. This table is based upon information supplied by officers, directors and stockholders beneficially owning more than 5% of our common stock and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission.

(2)	Consists of 9,065,373 shares of common stock held directly by First Reserve Fund VIII, L.P. (“Fund VIII”), a warrant to purchase 313,943 shares of common stock exercisable within 60 days, and 21,667 vested shares of common stock in underlying stock options issued to Ben A. Guill (10,000 shares), Thomas R. Denison (1,667 shares), and Joseph R. Edwards (10,000 shares). First Reserve Corporation is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of Fund VIII. Ben A. Guill, William E. Macaulay and John A. Hill, are the directors of First Reserve Corporation. The executive officers of First Reserve Corporation are Mr. Macaulay — chairman, chief executive officer and managing director; Mr. Guill — president and managing director; Mr. Hill — vice chairman and managing director; Thomas R. Denison — general counsel, secretary and managing director; J. Will Honeybourne — managing director; Thomas J. Sikorski — managing director; David A. Smith - director; Alex T. Krueger — director; and Jennifer C. Zarrilli — vice president, treasurer and chief financial officer. Each of J. Hardy Murchison, Timothy H. Day, Joseph R. Edwards, Catia Cesari, and Kenneth W. Moore is a vice president of First Reserve Corporation. Kristin Custar is an assistant vice president of First Reserve Corporation. Each of these individuals disclaim beneficial ownership of the shares held by Fund VIII. Fund VIII may be deemed to share dispositive and voting control over the underlying options issued to Messrs. Guill, Denison, and Edwards.

(3)	Includes 83,334 shares that may be acquired upon the exercise of stock options.

(4)	Mr. Brading resigned from the Company in April 2004.

(5)	Includes 48,938 shares that may be acquired upon the exercise of stock options and 156 shares that may be acquired upon the exercise of warrants that are exercisable within 60 days.

(6)	Includes 6,667 shares that may be acquired upon the exercise of stock options.

(7)	Includes 10,000 shares that may be acquired upon the exercise of stock options.

(8)	Although each of Messrs. Edwards, Denison and Guill is an officer or employee of First Reserve Corporation, the general partner of First Reserve GP VIII, L.P., which is the general partner of First Reserve Fund VIII, L.P. each of them disclaims beneficial ownership of the shares held by First Reserve Fund VIII, L.P..

(9)	Includes 1,667 shares that may be acquired upon the exercise of stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information with respect to compensation plans under which our securities are authorized for issuance as of December 31, 2004:

Number of securities
remaining available for
future issuance under
	Number of securities		equity compensation
	to be issued upon	Weighted-average	plans (excluding
	exercise of	exercise price of	securities reflected in
	outstanding options	outstanding options	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	576,945	$9.84	423,055
Equity compensation plans not approved by security holders	—	$ —	—

Total	576,945	$9.84	423,055

Executive Compensation

      Summary Compensation Table. The following table provides certain summary information covering compensation paid or accrued during 2004, 2003 and 2002, as applicable, to our chief executive officer and certain other executive officers (the “Named Executive Officers”).

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other Annual	Securities	All Other
		Salary	Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)	Options	($)

Gus D. Halas (1)	2004	350,000	275,000	129,818	50,000	—
President, Chief Executive	2003	233,333	244,167	139,548	100,000	—
Officer, and Chairman

Steven J. Brading (2)	2004	50,179	—	18,644	5,000	91,875
Former Vice President,	2003	183,750	—	—	25,000	—
Chief Financial Officer,	2002	77,583	—	—	50,000	—
Treasurer and Secretary

Michael T. Mino (3)	2004	148,000	25,000	16,545	3,000	—
Vice President and	2003	148,000	—	16,588	5,000	—
Corporate Controller	2002	165,000	—	—	—	—

Keith A. Klopfenstein (4)	2004	120,000	20,000	—	10,000	—
Vice President — Operations	2003	70,000	—	—	5,000	—

(1)	Mr. Halas became an employee of the Company in May 2003; his 2003 salary reflects compensation from May 2003 through December 31, 2003. Other Annual Compensation for 2004 and 2003 consists of $114,686 and $116,358, respectively, in reimbursed moving expenses for Mr. Halas’ relocation to Houston, Texas, and an automobile allowance and reimbursed country club dues. Mr. Halas’ 2003 bonus amount includes a $215,000 performance bonus in accordance with his employment agreement, and a $29,167 bonus paid upon commencement of employment.

(2)	Mr. Brading became an employee of the Company in July 2002; his salary for 2002 reflects compensation from July 2002 through December 2002. Mr. Brading resigned from the Company in April 2004; his salary for 2004 reflects compensation from January 2004 through April 2004. Mr. Brading’s Other Annual Compensation for 2004 consists of a $3,331 automobile allowance and $15,313 in accrued vacation time paid. All Other Compensation for Mr. Brading for 2004 reflects a severance payment made under the terms of his employment agreement at the time of his resignation in April 2004.

(3)	Mr. Mino’s Other Annual Compensation for 2004 and 2003 consists of an $11,674 and $11,462, respectively, automobile allowance and $4,871 and $5,126, respectively, in country club dues.

(4)	Mr. Klopfenstein became an employee of the Company in May 2003; his salary for 2003 reflects compensation from May 2003 through December 2003.

      Option Grants During 2004. The following table provides certain summary information regarding options granted during 2004 to the Named Executive Officers.

	Individual Grants
		Percentage
	Number of	of Total
	Securities	Options			Potential Realizable Value at
	Underlying	Granted to			Assumed Annual Rates of
	Options	Employees			Stock Price Appreciation
	Granted	In Fiscal	Exercise	Expiration	for Option Term
Name	(#) (1)	Year	Price ($/Sh)	Date	5% ($)	10% ($)
Gus D. Halas	50,000	35.2%	6.98	2/19/14	233,696	601,477
Steven J. Brading	5,000	3.5%	6.98	2/19/14	23,370	60,148
Michael T. Mino	3,000	2.1%	6.98	2/19/14	14,022	36,089
Keith A. Klopfenstein	10,000	7.0%	6.98	2/19/14	46,739	120,295

(1)	These options vest in equal increments over three years from the grant date.

      Option Exercises During 2004 and Year End Option Values. The following table sets forth information on unexercised options and the value of in-the-money, unexercised options held by the Named Executive Officers at December 31, 2004. No options were exercised by the Named Executive Officers in 2004.

	Number of Securities		Value of Unexercised
	Underlying		In-the-Money
	Unexercised Options		Options
	at Fiscal Year End (#)		at Fiscal Year End ($) (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gus D. Halas	33,333	116,667	28,333	64,167
Steven J. Brading	—	—	—	—
Michael T. Mino	35,121	17,484	467	1,383
Keith A. Klopfenstein	1,667	13,333	467	2,433

(1)	Represents the market value per share of Common Stock at fiscal year end based on its closing price of $7.13 at December 31, 2004, minus the exercise price per share of the options outstanding times the number of shares of Common Stock represented by such options.

Employment Agreements

      T-3 Energy has employment agreements with Gus D. Halas, its president and chief executive officer, and Michael T. Mino, its vice president and corporate controller. The agreements are for a one-year term commencing May 2003 for Mr. Halas and March 2000 for Mr. Mino, and are automatically renewed at the end of each calendar month such that the remaining term of the agreement is always one year. The employment agreements provide for annual base salaries of $350,000 for Mr. Halas and $148,000 for Mr. Mino. Both of the agreements contain non-competition covenants for two years after termination of the agreement and standard confidentiality covenants with respect to T-3 Energy’s trade secrets. The agreements also provide for monthly severance payments (i) for a period of one year equal to the employee’s monthly base salary on termination of employment by T-3 Energy other than due to death, disability or cause (as defined in the agreements) and (ii) for a period of two years equal to the employee’s monthly base salary, if, within 18 months of a change of control transaction, the executive has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and the executive resigns within 60 days after that demotion or transfer.

Performance Graph

      The following performance graph compares the cumulative total stockholder return on our common stock to the cumulative total return on the NASDAQ Composite Index, NASDAQ Industrial Index and the PHLX Oil Service Sector Index over the period from December 31, 1999 to December 31, 2004. The graph assumes that $100 was invested on December 31, 1999 in the common stock and in each of the other indices and the reinvestment of all dividends, if any.

	NASDAQ	NASDAQ	Philadelphia Oil
	Composite	Industrial	Service Index	TTES
Dec. 31, 1999	100.00	100.00	100.00	100.00
Dec. 31, 2000	60.71	66.24	145.16	41.47
Dec. 31, 2001	47.93	62.05	101.37	41.94
Dec. 31, 2002	32.82	45.99	100.86	25.36
Dec. 31, 2003	49.23	71.63	109.30	22.63
Dec. 31, 2004	53.46	82.97	144.18	27.82

Independent Registered Public Accounting Firm

      No formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of Ernst & Young LLP, and no such action is legally required. A representative of Ernst & Young LLP is expected to be at the Annual Meeting. The representative will have the opportunity to make a statement at the meeting if he or she wishes, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

      The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 by the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2004	2003
Audit Fees (a)	$407,502	$349,840
Audit Related	1,624	1,624
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$409,126	$351,464

(a)	Represents fees for the annual audits and the reviews of the Company’s quarterly reports on Form 10-Q.

      Effective May 6, 2003, the Audit Committee established a policy to pre-approve all audit, audit-related, tax and other fees for services proposed to be rendered by the Company’s independent registered public accounting firm prior to engagement of the firm for that service. The Audit Committee delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and the associated fees, provided that the Chairman report any such pre-approvals to the full Audit Committee at its next regular meeting. Consideration and approval of such services for 2004 generally occurred in the regularly scheduled quarterly meetings of the Audit Committee.

      Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The committee previously specifically approved the 2004 annual audit and quarterly review fees.

      None of the fees paid to the independent registered public accounting firm under the categories Audit Related, Tax and All Other Fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC.

Compliance With Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the forms received by us, we believe that during 2004, all filing requirements applicable to our officers, directors and greater than 10% stockholders were timely met, except for the late filing of a Form 3 by Mr. Snider and the late filing of Form 4’s by Messrs. Guill, Edwards, Tidwell, Krablin, Snider, Halas, Brading, Mino and Klopfenstein related to 2004 stock option grants.

Certain Relationships and Related Transactions

      The Company leases certain buildings under noncancelable operating leases from current employees of the Company. Lease commitments under these leases are approximately $247,000 for 2005. Rent expense to related parties was $235,000 for the year ended December 31, 2004.

COST OF SOLICITATION

      We will bear the costs of the solicitation of our proxies in connection with the Annual Meeting. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, in person or by telephone or other means of communication. Our directors, officers and employees will not be compensated additionally for such solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. We are also making arrangements with brokerage houses and other custodians, nominees and fiduciaries for the delivery of solicitation material to the beneficial owners of common stock, and we will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with such services.

STOCKHOLDER PROPOSALS

      We must receive proposals by stockholders intended to be presented at the 2006 Annual Meeting of Stockholders at 7135 Ardmore, Houston, Texas 77054, Attention: Michael T. Mino, for inclusion in our proxy statement and form of proxy relating to that meeting no later than December 30, 2005 unless the date of the 2006 Annual Meeting is changed by more than 30 days from June 1, 2006, in which case the deadline is a reasonable time prior to the time we begin to print and mail out proxy materials.

      A stockholder who wishes to make a proposal at the 2006 Annual Meeting of Stockholders without complying with the requirements of Rule 14a-8 (and therefore without including the proposal in our proxy materials) must notify us of that proposal no sooner than December 30, 2005 and no later than February 28, 2006, and follow the procedures outlined in our Bylaws. If a stockholder wishes to nominate a person to be elected to the Board of Directors, such stockholder must notify us of such nomination no sooner than February 1, 2006 and no later than April 2, 2006 and follow the procedures outlined in our Bylaws. If, in either case, the date of the 2006 Annual Meeting is changed by more than 30 days from June 1, 2006, notice by the stockholder will be timely if delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public. If a stockholder fails to timely give notice, then the persons named as proxies in the proxy cards solicited by our Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion or as directed by our management.

OTHER MATTERS

      Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgment on such other matters.

      A copy of our 2004 Annual Report to Stockholders, which includes copies of our Annual Report on Form 10-K for the year ended December 31, 2004, accompanies this proxy statement.

By Order of the Board of Directors,

MICHAEL T. MINO
Vice President and Corporate Controller

April 29, 2005